UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No.     )*

QUEPASA CORPORATION

(Name of Issuer)

Common Stock

(Title of Class of Securities)

74833W206

(CUSIP Number)

March 29, 2006

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 74833W206

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Fredric W. Levin IRA Rollover

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power None.

	6.	Shared Voting Power 413,175

	7.	Sole Dispositive Power None.

	8.	Shared Dispositive Power 413,175

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 413,175

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 5.3%

12.	Type of Reporting Person (See Instructions) EP

CUSIP No. 74833W206

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Fredric W. Levin

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 7,625

	6.	Shared Voting Power 474,675

	7.	Sole Dispositive Power 7,625

	8.	Shared Dispositive Power 474,675

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 482,300

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 6.1%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 74833W206

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Wende A. Cohen

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power None.

	6.	Shared Voting Power 15,000

	7.	Sole Dispositive Power None.

	8.	Shared Dispositive Power 15,000

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 15,000

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.2%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 74833W206

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Sefra A. Levin

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power None.

	6.	Shared Voting Power 2,500

	7.	Sole Dispositive Power None.

	8.	Shared Dispositive Power 2,500

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,500

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) Less than 0.1%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 74833W206

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Jesse A. Levin

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 670

	6.	Shared Voting Power 2,500

	7.	Sole Dispositive Power 670

	8.	Shared Dispositive Power 2,500

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,170

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) Less than 0.1%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 74833W206

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Wende Cohen Custodian for Sarah Jane Cohen UTMA

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power None.

	6.	Shared Voting Power 10,000

	7.	Sole Dispositive Power None.

	8.	Shared Dispositive Power 10,000

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,000

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.1%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 74833W206

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Wende Cohen Custodian for Clayton Alexander Cohen UTMA

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power None.

	6.	Shared Voting Power 10,000

	7.	Sole Dispositive Power None.

	8.	Shared Dispositive Power 10,000

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,000

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.1%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 74833W206

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Fredric Levin Trustee Kim E. Levin Trust

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power None.

	6.	Shared Voting Power 7,500

	7.	Sole Dispositive Power None.

	8.	Shared Dispositive Power 7,500

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 7,500

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.1%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 74833W206

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Fredric Levin Trustee Amy G. Levin Trust

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power None.

	6.	Shared Voting Power 2,500

	7.	Sole Dispositive Power None.

	8.	Shared Dispositive Power 2,500

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,500

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) Less than 0.1%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 74833W206

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Martha J. Levin

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power None.

	6.	Shared Voting Power 5,600

	7.	Sole Dispositive Power None.

	8.	Shared Dispositive Power 5,600

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,600

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.1%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 74833W206

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Fredric Levin Trustee Martha J. Levin Trust u/t/a/ dated 10/9/1987

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power None.

	6.	Shared Voting Power 4,000

	7.	Sole Dispositive Power None.

	8.	Shared Dispositive Power 4,000

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,000

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.1%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 74833W206

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Fredric Levin Trustee Martha J. Levin Trust u/t/a dated 7/10/1980

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power None.

	6.	Shared Voting Power 400

	7.	Sole Dispositive Power None.

	8.	Shared Dispositive Power 400

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 400

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) Less than 0.1%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 74833W206

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Carla Strobel

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power None.

	6.	Shared Voting Power 1,500

	7.	Sole Dispositive Power None.

	8.	Shared Dispositive Power 1,500

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,500

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) Less than 0.1%

12.	Type of Reporting Person (See Instructions) IN

Item 1.
	(a)	Name of Issuer Quepasa Corporation
	(b)	Address of Issuer’s Principal Executive Offices 410 N. 44th Street Suite 450 Phoenix, Arizona 85008

Item 2.
	(a)	Name of Person Filing See Cover Pages, Item 1.
(b)

Address of Principal Business Office or, if none, Residence
All Reporting Persons (as defined below), except for the two individuals reported below:

c/o Fredric W. Levin

16 S. Main Street #303

Norwalk, CT  06854

Carla Strobel

29 Blue Ribbon Drive

Westport, CT 06880

Jesse A. Levin

30 Beachside Avenue

Westport, CT 06880

	(c)	Citizenship See Cover Pages, Item 4.
	(d)	Title of Class of Securities Common Stock (including securities which represent a right to acquire Common Stock pursuant to Rule 13d-3(d)(1))
	(e)	CUSIP Number 74833W206

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
	(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
	(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
	(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
	(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).
	(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);
	(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);
	(g)	☐	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);
	(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
	(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
	(j)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(J).
Not applicable.

Item 4.	Ownership
See Cover Pages, Items 5 through 11.

Amounts shown as beneficially owned are as of April 20, 2006 and give effect to purchases after March 29, 2006.  The approximate percentages of shares of Common Stock reported as beneficially owned by the Reporting Persons (as defined below) are based upon 7,872,021 shares of Common Stock outstanding, as reported by the Issuer in its Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005.

The securities are held directly by the various parties listed on the cover pages (the “Reporting Persons”).  Fredric Levin shares voting and investment control over such securities (other than 670 shares held by Jesse Levin) and may be deemed to be the beneficial owner of such securities.  Shares held by two Reporting Persons, Sefra Levin and Jesse Levin (2,500 shares each), were held in Uniform Gift to Minors Accounts as of March 29, 2006, the date requiring the filing of this form, but are now held by such persons directly.

By making this filing, the Reporting Persons acknowledge that they may be deemed to constitute a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in connection with the securities of the Company. Each Reporting Person disclaims the existence of a “group” and disclaims beneficial ownership of all shares of Common Stock other than any shares reported herein as being owned by him, her or it, as the case may be.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
(a) Amount beneficially owned:
(b) Percent of class:
(c) Number of shares as to which the person has:
(i) Sole power to vote or to direct the vote
(ii) Shared power to vote or to direct the vote
(iii) Sole power to dispose or to direct the disposition of
(iv) Shared power to dispose or to direct the disposition of

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following   ☐.

Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person
Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person
Not applicable.

Item 8.	Identification and Classification of Members of the Group
See identities of Reporting Persons on cover pages. See disclaimer in Item 4.

Item 9.	Notice of Dissolution of Group
Not applicable.

Item 10.	Certification

By signing below each of the Reporting Persons certifies that, to the best of his, her or its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

Each of the undersigned hereby agrees that the Schedule 13G filed on the date hereof with respect to the shares of Common Stock of Quepasa Corporation has been filed on behalf of the undersigned. After reasonable inquiry and to the best of the knowledge and belief of the undersigned, each of the undersigned certifies that the information set forth in this statement with respect to such entity or individual is true, complete and correct.

Dated:  April 20, 2006

Fredric W. Levin IRA Rollover
Fredric W. Levin
Wende A. Cohen
Sefra A. Levin
Jesse A. Levin
Wende Cohen Custodian for Sarah Jane Cohen UTMA
Wende Cohen Custodian for Clayton Alexander Cohen UTMA
Fredric Levin Trustee Kim E. Levin Trust
Fredric Levin Trustee Amy G. Levin Trust
Martha J. Levin
Fredric Levin Trustee Martha J. Levin Trust u/t/a dated 10/9/1987
Fredric Levin Trustee Martha J. Levin Trust u/t/a dated 7/10/1980
Carla Strobel

By:	/s/ Fredric W. Levin
Fredric W. Levin,
Individually and as
Attorney-in-fact for the
above-listed Reporting Persons

Power of Attorney

The undersigned hereby make, constitute and appoint Fredric W. Levin, acting individually, with full power of substitution, the true and lawful attorney-in-fact for the undersigned, in the undersigned’s name, place and stead and on the undersigned’s behalf, to complete, execute and file with the United States Securities and Exchange Commission (the “Commission”), statements on Schedules 13G or 13D with respect to the securities of Quepasa Corporation, a Nevada corporation, and any and all amendments thereto pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, and any other forms, certificates, documents or instruments (including a joint filing agreement) that the attorney-in-fact deems necessary or appropriate in order to enable the undersigned to comply with the requirements of said Section 13(d) and said rules and regulations.

This Power of Attorney shall remain in effect for a period of two years from the date hereof or until such earlier date as a written revocation thereof is filed with the Commission.

Dated:  April 20, 2006

/s/ Fredric W. Levin	/s/ Wende Cohen

Fredric W. Levin	Wende Cohen Custodian for Sarah Jan Cohen UTMA

/s/ Fredric W. Levin	/s/ Wende Cohen

Fredric W. Levin IRA Rollover	Wende Cohen Custodian for
Clayton Alexander Cohen UTMA

/s/ Wende A. Cohen	/s/ Fredric Levin

Wende A. Cohen	Fredric Levin Trustee Kim E. Levin Trust

/s/ Sefra A. Levin	/s/ Fredric Levin

Sefra A. Levin	Fredric Levin Trustee Amy G. Levin Trust

/s/ Jesse A. Levin	/s/ Martha Levin

Jesse A. Levin	Martha J. Levin

/s/ Fredric Levin	/s/ Fredric Levin

Fredric Levin Trustee Martha J. Levin Trust	Fredric Levin Trustee Martha J. Levin Trust
u/t/a dated 10/9/1987	u/t/a dated 7/10/1980

/s/ Carla Strobel

Carla Strobel